QuickLinks -- Click here to rapidly navigate through this document

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is entered into as of June 28, 2002 (the "Effective Date"), by and between Time Warner Entertainment Company, L.P., a Delaware limited partnership, with its principal place of business located at 290 Harbor Drive, Stamford, CT 06902 ("Buyer"), and Cable Concepts, Inc. d/b/a Direct Digital Communications, a Washington corporation with its principal place of business located at 14220 Interurban Avenue South, Suite 134, Seattle, WA, 98168 ("Seller"). Buyer and Seller are each referred to herein individually as a "Party" and collectively as the "Parties."

        WHEREAS, Seller owns and operates satellite master antenna television systems (the "SMATV Systems") that serve the apartment complexes known as Preserve at Southwind, The Echelon at the Ballpark, Wesley Forest and Belmont Village, each located in the Memphis, Tennessee area (together, the "Complexes");

        WHEREAS, Seller is willing to convey to Buyer, and Buyer is willing to purchase from Seller, certain of the tangible and intangible assets comprising the SMATV Systems, upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

        Certain capitalized terms are defined in the body of this Agreement. The capitalized terms referred to below have the following meanings:

        "Adjustment Time" has the meaning given in Section 2.1(c).

        "Ancillary Agreements" means the other documents and agreements called for in this Agreement.

        "Applicable Law" means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any Governmental Authority, interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal.

        "Assumed Obligations and Liabilities" has the meaning given in Section 2.4.

        "Basic Subscriber"means any private residential customer account that is billed by individual unit and pays the standard monthly rate (without discount) for each tier of the System's basic television programming service to which such account subscribes.

        "Best Knowledge" means, with respect to Seller, the actual knowledge after reasonable investigation of Richard Baxter and Gary Langendoen. "Best Knowledge" means, with the respect to Buyer, the actual knowledge after reasonable investigation of Bonnie Blecha and Dean Deyo.

        "Closing" has the meaning given in Section 2.8(a).

        "Closing Date" means the date on which Closing occurs.

        "Closing Date Payment" has the meaning given in Section 2.3(a)

        "Contracts" has the meaning given in Section 2.1(b).

        "Current Items Amount" has the meaning given in Section 2.6.

        "Equipment" has the meaning given in Section 2.1(a).

        "Excluded Assets" has the meaning given in Section 2.2.

        "Equivalent Basic Subscribers"means, with respect to a SMATV System, the sum of (a) the number of Basic Subscribers of the SMATV System, and (b) the number obtained by dividing (i) the aggregate monthly billings for all tiers of basic programming service provided by the SMATV System to any private residential customer account which pays less than the standard monthly residential rate for such service and any multiple dwelling unit that pays a bulk rate (excluding any charges for premium service, pay-per-view programming, internet access, franchise fees, taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for rental converters, remote control devices and other like charges for equipment), by (ii) $40.00. For purposes of this Agreement, Equivalent Basic Subscribers will not include any Basic Subscriber or residential, commercial or bulk account which (A) has not received and paid in full for at least one full month of service at the SMATV System's standard rates, (B) is more than 60 days' delinquent in payment for any service (exclusive of balances less than $10.00) provided by the SMATV System, (C) is pending disconnection for any reason, (D) was solicited during the 60-day period preceding the Closing Date by extraordinary promotions or offers of discounts, or (E) receives (or is entitled to receive) the benefits of any extraordinary promotions or offers of discounts at any time after the date which is 60 days preceding the Closing Date. The number of days a customer account is past due will be determined from the first day of the period for which the applicable billing relates.

        "Governmental Authority" means any national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over Seller or the SMATV Systems or Purchased Assets.

        "Hazardous Substance" means any substance, material or waste which is as of the Closing Date regulated or, on or before the Closing Date, is proposed to be regulated, by any Governmental Authority, including, but not limited to, any material or substance which is designated as a hazardous or polluting substance or subject to regulation as a hazardous or toxic substance pursuant to any Applicable Law.

        "Holdback Amount" has the meaning given in Section 2.3(b).

        "Liability" means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, whether accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for Taxes.

        "Loss" has the meaning given in Section 9.1.

        "Material Adverse Effect" means a material adverse effect on the operation of the SMATV Systems, taken as a whole, but without taking into account any effect resulting from any regulatory or other change affecting the United States cable industry as a whole, including changes in FCC regulations.

        "Operating Permits" means all of the permits, licenses, certifications, approvals, authorities or other franchises granted by any Governmental Authority or other third party required or appropriate for the continued operation of the SMATV Systems in the manner heretofore operated.

        "Outside Closing Date" has the meaning given in Section 2.8(a).

        "Purchase Price" has the meaning given in Section 2.3

        "Purchased Assets" has the meaning given in Section 2.1.

        "Records" means the books and records described in Section 2.1(d).

        "Taxes" means all state, local or foreign taxes, social security contributions, fees, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, capital stock, license, withholding, payroll, stamp, occupation and property taxes, customs duties or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any Governmental Authority, and any transfer Liability in respect of any of the foregoing taxes.

ARTICLE II.
ACQUISITION OF ASSETS

        2.1    Purchased Assets.    On and subject to the terms and conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, effective as of 12:01 a.m., central time, on the Closing Date, free and clear of all liens, encumbrances, security interests, purchase rights, pledges, charges, mortgages, claims or any other limitations or restrictions whatsoever, all of Seller's right, title and interest in and to the following (collectively. the "Purchased Assets"):

          (a)  the tangible properties and assets of Seller of every kind used primarily in the operation of the SMATV Systems (including the interconnection of the buildings within the Complexes) including but not limited to cables, plant, fiber, wires, conduits, junction boxes, passive and active electronics, vaults and pedestals (including all related spare parts, accessories and supplies) and other similar equipment, the material items of which are listed on Schedule 2.1(a) to this Agreement (the "Equipment");

          (b)  the agreements and contracts, if any, set forth on Schedule 2.1(b) to this Agreement ("Contracts");

          (c)  all subscriber accounts receivable owed to Seller as payment for services rendered by Seller prior to 11:59 P.M., central time, on the day immediately prior to the Closing Date (the "Adjustment Time") in connection with the operation of the SMATV Systems, as reflected on the billing records of Seller; and

          (d)  all books and records of every kind pertaining to Equipment, Contracts, customers and sales prospects used in connection with the SMATV Systems (the "Records").

        2.2    Excluded Assets.    Notwithstanding the provisions of Section 2.1, the Assets shall not include the following, which shall be retained by Seller (the "Excluded Assets"): (a) programming contracts and retransmission consent agreements; (b) insurance policies and rights and claims thereunder; (c) bonds, letters of credit, surety instruments, and other similar items; (d) cash and cash equivalents; (e) Seller's trademarks, trade names, service marks, service names, logos, and similar proprietary rights; (f) all contracts and agreements not listed on Schedule 2.1(b), including but not limited to all customer contracts; (g) the headend equipment used by Seller in connection with the SMATV Systems (the "Headend Equipment"); (h) the DirectTV set top receivers/converters; and (i) any rights, assets, and properties described on Schedule 2.2.

        2.3    Purchase Price and Terms of Payment.    Buyer shall assume the specified liabilities set forth in Section 2.4 and pay to Seller, as the purchase price for the Purchased Assets under Section 2.1, the aggregate amount of $460,000 (the "Purchase Price"). The Purchase Price shall be payable by Buyer to Seller as follows:

          (a)  Buyer shall pay $414,000 of the Purchase Price to Seller at Closing by wire transfer of immediately available funds (the "Closing Date Payment").

          (b)  Buyer shall hold back $46,000 of the Purchase Price (the "Holdback Amount") for a period of six months from Closing (the "Holdback Period") as partial security to satisfy (i) any claims of third parties relating to the SMATV Systems which have not been assumed by Buyer, and (ii) any claims made by Buyer against Seller under or with respect to this Agreement. To the extent that the Holdback Amount is not applied by Buyer to cover any such claims, Buyer shall pay to Seller, within 10 days after the end of the Holdback Period, all or any remaining portion of the Holdback Amount, together with interest on such amount at the rate of five percent per annum. The Holdback Amount shall not constitute the limit of Seller's liability to Buyer, and

  Buyer shall retain all rights and remedies against Seller under this Agreement and pursuant to law, both during and after the Holdback Period.

        2.4    Assumed Liabilities.    Buyer shall assume, pay, discharge, and perform the following (the "Assumed Obligations and Liabilities"): (a) those obligations and Liabilities attributable to periods on and after the Closing Date under the Contracts assigned and transferred to Buyer at Closing; (b) other obligations and Liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to Section 2.6; and (c) all obligations and Liabilities arising out of Buyer's ownership of the Assets on and after the Closing Date.

        2.5    Excluded Liabilities.    Seller hereby represents, covenants and agrees that Buyer shall not assume, and shall not in any way become liable for, any contracts, obligations or Liabilities of Seller of any nature whatsoever not included in the Assumed Obligations and Liabilities, including, without limitation, the following Liabilities, which shall be paid, performed or otherwise discharged by Seller:

          (a)  any obligation or Liability of Seller accrued or incurred by Seller after the Closing Date;

          (b)  any obligation or Liability in connection with any customer contract or any other contract or agreement retained by Seller;

          (c)  any Liability of Seller with respect to its outstanding shares of capital stock or any warrants, options or rights to purchase its shares which may be outstanding;

          (d)  any Liability for deferred Taxes or for Taxes, penalties or interest occurring as a result of an examination of Seller's federal or state Tax returns filed by Seller;

          (e)  any Liability of Seller related to or arising out of any profits sharing plan, defined benefit or contribution plan, money purchase plan or any other employee benefit plan sponsored by Seller relating to its employees;

          (f)    any Liabilities to employees or former employees of Seller, including but not limited to any liability for wages, salary, vacation pay, sick leave pay or any other pay for time not worked, back pay, damages payable under make whole remedies pursuant to Applicable Law governing employment practices;

          (g)  any obligation of Seller to perform this Agreement, and any Liabilities and obligations incurred by Seller in connection with this Agreement or the consummation of the transactions provided herein or contemplated hereby, including, without limitation, fees and expenses of Seller's counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement or any transaction incident hereto or contemplated hereby, including expenses incurred in proving or perfecting title to property, Taxes, commissions and all other expenses of Seller pertaining to the performance by it of its obligations under this Agreement;

          (h)  any debt, obligation or Liability of Seller which may arise out of any litigation, whether or not described in Schedule 4.5 attached hereto;

          (i)    any of Seller's debts, Liabilities and obligations arising out of or relating to any transactions entered into at or prior to the Closing Date, any action or omission at or prior to the Closing Date or any state of facts existing at or prior to the Closing Date; and

          (j)    any obligations or Liability in connection with any customer deposit retained by Seller, including but not limited to any Liability related to the return of such customer deposits to customers.

        2.6    Current Items Amount.    Buyer or Seller, as appropriate, shall pay to the other (by increasing or decreasing the funds paid as the Purchase Price) the net amount of the adjustments and prorations effected pursuant to this Section 2.6 (the "Current Items Amount").

          2.6.1    Eligible Accounts Receivable.    Seller shall be entitled to an amount equal to the sum of (i) 95% of the face amount of all Eligible Accounts Receivable that are current or 30 days or less past due as of the Adjustment Time, plus (ii) 80% of the face amount of all Eligible Accounts Receivable that are between 31 days and 60 days past due as of the Adjustment Time, plus (iii) 0% of the face amount of all Eligible Accounts Receivable that are 61 days or more past due. "Eligible Accounts Receivable" shall mean accounts receivable resulting from the provision of cable television service by the SMATV Systems to active subscribers (as of the Adjustment Time) that relate to periods of time prior to the Adjustment Time. For purposes of making "past due" calculations under this subsection, an Eligible Account Receivable shall be deemed "past due" when the payment due under an original monthly billing statement of Seller has not been received by the SMATV System within 30 days following the first day of the period to which such original monthly billing statement relates.

          2.6.2    Advance Payments and Deposits.    Buyer shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the SMATV Systems for converters, decoders, and similar items, and (ii) all payments made to Seller for (A) services to be rendered by Buyer to subscribers of the SMATV Systems after the Adjustment Time or (B) other services to be rendered by Buyer to other third parties after the Adjustment Time for services or rentals, to the extent that the obligations of Seller relating thereto are assumed by Buyer at Closing.

          2.6.3    Expenses.    As of the Adjustment Time, the following expenses shall be prorated, in accordance with generally accepted accounting principles, so that all expenses for periods prior to the Adjustment Time shall be for the account of Seller, and all expenses for periods after the Adjustment Time shall be for the account of Buyer:

            (a)  all payments and charges under the Contracts;

            (b)  general property Taxes, special assessments, and ad valorem taxes levied or assessed against any of the Assets;

            (c)  sales and use Taxes, if any, payable with respect to cable television service and related sales to the SMATV Systems' subscribers;

            (d)  charges for utilities and other goods or services furnished to the SMATV Systems;

            (e)  copyright expense; and

            (f)    all other items of expense relating to the SMATV Systems;

provided, however, that Seller and Buyer shall not prorate any items of expense payable under any Excluded Assets, all of which shall remain and be solely for the account of Seller.

          2.6.4    Subscriber Adjustment.

            (a)  On the Closing Date, Buyer shall be entitled to an amount equal to the product of (a) the Subscriber Shortfall, if any, multiplied by (b) $990. For purposes of this Agreement, the "Subscriber Shortfall" equals the sum of (i) the number by which the total number of Equivalent Basic Subscribers residing at the Complexes other than The Echelon at the Ballpark as of the Adjustment Time is less than 296, and (ii) the number by which the total number of Equivalent Basic Subscribers residing at The Echelon at the Ballpark is less than 33.

            (b)  Within 10 days after the six-month anniversary of the Closing Date, Buyer shall determine the number of Equivalent Basic Subscribers at the Complexes on such six-month anniversary date (the "Six-Month Subscriber Number"). In the event that the Six-Month Subscriber Number is less than the lesser of (a) 329 and (b) the aggregate number of Equivalent Basic Subscribers served by the SMATV Systems as of the Closing Date, then Seller shall pay to Buyer, as a post-Closing adjustment to the Purchase Price, an amount equal to (i) the adjusted Purchase Price paid to Seller at Closing (taking into account only the adjustment, if any, to the Purchase Price pursuant to Section 2.6.4(a)) minus (ii) the product of $990 and the Six-Month Subscriber Number.

        2.7    Current Items Amounts Calculated.    The Current Items Amount shall be estimated in good faith by Seller, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an officer of Seller and delivered to Buyer not later than five days prior to Closing. If accepted by Buyer, the Initial Adjustment Certificate shall constitute the basis on which the Current Items Amount is calculated for purposes of Closing. Seller and Buyer shall endeavor in good faith to agree upon an estimate of the Current Items Amount, on the basis of the Initial Adjustment Certificate and such other information as they deem relevant, prior to Closing. At Closing, the party against whose favor the estimated Current Items Amount is so determined shall pay to the other the estimated Current Items Amount by way of adjustment to the Purchase Price paid to Seller at Closing. Buyer and Seller shall use good faith efforts to determine the actual Current Items Amount within 90 days after Closing. If Buyer and Seller are unable to agree on the actual Current Items Amount within 90 days after Closing, the disputed portion of the Current Items Amount shall be determined by a partner in a major accounting firm with substantial cable television audit experience but which is not an auditor of either Buyer or Seller (the "Qualified Auditor") and the determination of the Qualified Auditor shall be final and binding upon the parties. If Buyer and Seller cannot agree with respect to selection of the Qualified Auditor, Buyer and Seller shall each select an auditor and those two auditors shall select the Qualified Auditor whose determination shall be final and binding upon the parties. Buyer and Seller shall bear equally the expenses arising in connection with the determination of the Qualified Auditor. Not later than 15 days after Seller and Buyer shall have finally agreed upon the actual Current Items Amount, or the actual Current Items Amount is determined by the Qualified Auditor, Seller or Buyer, as appropriate, shall pay to the other an amount equal to the amount by which the Current Items Amount as finally determined differs from the estimated Current Items Amount paid at Closing.

        2.8    Closing.

          (a)  The closing of the transactions contemplated by this Agreement ("Closing") will be held effective as of the first calendar day of the next calendar month 45 days following the first business day in which all conditions to Closing contained in this Agreement (other than those based on acts to be performed at Closing) have been satisfied or waived. In no event will Closing occur later than December 1, 2002 (the "Outside Closing Date"), unless the parties otherwise agree. Closing will be held via facsimile and overnight courier, or at such place and at such time as Buyer and Seller may agree. If Closing Date is not a business day, then Buyer will pay the Purchase Price on the immediately following business day.

          (b)  Subject to the conditions set forth in this Agreement, on the Closing Date:

              (i)  Seller will convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances; and

            (ii)  Buyer will deliver to Seller the Closing Date Payment.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER

        To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller that the following are true and correct on the date hereof and will be true and correct as of the Closing Date:

        3.1    Organization.    Buyer is a limited partnership lawfully existing and in good standing under the laws of its state of its formation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

        3.2    Binding Nature of Agreement.    This Agreement has been duly and validly executed and delivered by Buyer and is, and each Ancillary Agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by general equitable principles.

        3.3    Regulatory Approvals.    All consents, approvals and authorization and all other requirements prescribed by any Applicable Law which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery by Buyer of this Agreement and the documents to be executed and delivered by Buyer in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or shall be obtained and satisfied by Closing.

        3.4    No Violation.    The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under (i) any provision of Applicable Law to which Buyer may be subject; (ii) the limited partnership agreement of Buyer; or (iii) any judgment, injunction, order or decree binding upon Buyer.

        3.5    No Brokerage Fees.    No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

        3.6    Litigation.    To Buyer's Best Knowledge, there is no litigation pending or threatened, which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

        To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer that the following are true and correct on the date hereof and will be true and correct as of the Closing Date:

        4.1    Authority of Seller.    Seller has full right, authority and power to enter into this Agreement and each Ancillary Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Seller. Except as set forth on Schedule 4.1, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not conflict with, result in a default of, constitute a breach or default under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent to, or filing with, any person that has not been obtained or made under or in connection with:

          (a)  any provision of the Articles of Incorporation or Bylaws of Seller;

          (b)  any Applicable Law to which Seller or the Purchased Assets may be subject; or

          (c)  any of the Purchased Assets.

The execution, delivery and performance of this Agreement and of each of the Ancillary Agreements by Seller does not and will not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Purchased Assets.

        4.2    Organization and Qualification.    Seller is a corporation lawfully existing and in good standing under the laws of its state of incorporation will full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

        4.3    Binding Nature of Agreement.    This Agreement has been duly and validly executed and delivered by Seller and is, and each Ancillary Agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by general equitable principles.

        4.4    Tangible Personal Property.    Except as indicated in Schedule 4.4, with respect to all tangible personal property (including but not limited to Equipment) of Seller included in the Purchased Assets:

          (a)  Seller has good and marketable title to each item of owned tangible personal property, free and clear of all liens, leases, encumbrances and restrictions;

          (b)  Each item of tangible personal property included in the Purchased Assets is, and as of the Closing Date will be, in good operating condition and repair subject to ordinary wear and tear; and

          (c)  Seller owns or otherwise has the right to use all of the tangible personal property now used by it in the operation of the SMATV Systems.

        4.5    Litigation.    Except as set forth in Schedule 4.5, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending, or, to the Best Knowledge of Seller, threatened against Seller which in any way relate to the SMATV Systems or the Purchased Assets.

        4.6    Compliance with Laws.    Except as set forth on Schedule 4.6, (a) Seller is in compliance with all material respects with all Applicable Laws, and (b) Seller has not received notice of a violation or alleged violation of any such Applicable Law, in each case which relates to the SMATV Systems or the Purchased Assets.

        4.7    Records.    The Records of Seller to be purchased by Buyer are, and will be as of the Closing Date, materially true and complete, and have been and will have been kept in accordance with Applicable Law and good business practices.

        4.8    Consents and Approvals.    Except for those listed in Schedule 4.8, no consent, authorization, order or approval of or filing with or notice to any Governmental Authority or other entity or person, including, without limitation, consents from parties to the Contracts, is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

        4.9    Environmental Laws.    Seller is in compliance in all material respects with all Applicable Laws with respect to the environment and Hazardous Substances in connection with the operation of the

SMATV System. There are no pending or, to the Seller's Best Knowledge, threatened environmental investigations or proceedings with respect to the operation of the SMATV System. To the Best Knowledge of Seller, there is and has been no current or past usage or practice of Seller with respect to any Hazardous Substances which may support a claim or cause of action against Seller with respect to the SMATV Systems under Applicable Law.

        4.10    No Brokerage Fees.    No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

        4.11    Taxes.    Except as described on Schedule 4.11, (a) Seller has duly and timely paid all Taxes with respect to the Purchased Assets and the SMATV Systems which have become due and payable; (b) Seller has received no notice of, nor has Seller received any notice of deficiency or assessment or proposed deficiency or assessment from any Governmental Authority with respect to, the Purchased Assets or the SMATV Systems; (c) there are no audits pending with respect to the Purchased Assets or the SMATV Systems and there are no outstanding agreements or waivers by Seller that extend the statutory period of limitations applicable to any Federal, State, local or foreign Tax returns or Taxes with respect to the SMATV Systems or the Purchased Assets; and (d) Seller has duly and timely filed in true and correct form all Tax returns and Tax reports required to be filed by Seller.

        4.12    Contracts.    Except as set forth on Schedule 4.12, all of the Contracts are in full force and effect, and neither Seller nor, to the Best Knowledge of Seller, the other party thereto is in default under any Contract (nor, to the Best Knowledge of Seller, has any event occurred which with notice, lapse of time or both would constitute a default thereunder). Seller has not received any notice (a) of any alleged default under any Contract prior to the date of this Agreement or (b) that any Contract will be cancelled. Except as set forth on Schedule 4.12, each Contract is assignable to Buyer and neither such assignment nor the consummation of any of the transactions contemplated by this Agreement will result in a default under, or termination of or payment penalty under, any Contract.

        4.13    SMATV Systems Information.    Schedule 4.13 sets forth a true and accurate description of the following information as of the date of this Agreement:

          4.13.1    the number of individual dwelling units in each of the Complexes;

          4.13.2    a description of the services available from each of the SMATV Systems, the rates charged by Seller for each, together with the number of subscribers receiving each of the services, and any other charges by Seller for services to subscribers of the SMATV Systems; and

          4.13.3    the channel and bandwidth capacity of the SMATV Systems, the stations and signals carried by the SMATV Systems, and the channel position of each such signal and station.

        4.14    No Other Operators.    Other than direct-to-home satellite services, the SMATV Systems are the only multiple channel video operator presently serving the Complexes.

        4.15    Material Omissions.    No representation or warranty by Seller in this Agreement, any of the Ancillary Agreements, or any written statement, certificate or schedule furnished to or to be furnished by Seller to Buyer pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances.

ARTICLE V.
CONDITIONS TO CLOSING

        5.1    Conditions to Buyer's Obligation.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)  The representations and warranties set forth in Article 4 hereof or in any document delivered to Buyer pursuant to this Agreement will be true and correct in all material respects at and as of Closing as though then made and as though the Closing Date was substituted for the date of this Agreement;

          (b)  Seller will have performed and complied with, in all material respects, all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to Closing;

          (c)  There will have been no Material Adverse Effect, other than the decision of Seller to sell the Purchased Assets, and there will have been no material casualty or other loss or damage to the Purchased Assets, whether or not covered by insurance, and there has been no other event which may have a Material Adverse Effect;

          (d)  All consents by third parties that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (e)  No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree or order could have a Material Adverse Effect or would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

          (f)    Upon written notice from Buyer to Seller given at least 10 days prior to Closing, or given 10 days prior to the date designated by Buyer for deletion, if earlier than Closing, Seller shall have deleted from the SMATV Systems any programming services that (i) Buyer does not have the right to carry on the SMATV Systems after Closing or (ii) Buyer determines, in its reasonable judgment, could potentially result in liability on the part of Buyer for copyright payments after Closing in excess of those payments made by Seller with respect to carriage of such signals prior to Closing.

          (g)  Buyer shall have obtained an executed service agreement for each of the Complexes, such agreement to have a term of at least 10 years, to expressly supersede and terminate Seller's existing service agreement for the Complex (subject only to the occurrence of Closing), and to be otherwise in form and substance reasonably acceptable to Buyer.

          (h)  The Echelon at the Ballpark Complex shall have no fewer than 385 habitable residential dwelling units.

          (i)    On the Closing Date, Seller will have delivered to Buyer all of the following:

              (i)  copies of all necessary third party and governmental consents, releases, approvals and filings required in order to effect the transactions contemplated by this Agreement;

            (ii)  a certificate from the State of Tennessee stating that no taxes, interest or penalties are due from Seller;

            (iii)  the Ancillary Agreements, including a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A, duly executed by Seller, as are required in order to transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances;

            (iv)  an executed Noncompetition Covenant substantially in the form attached hereto as Exhibit B from Seller and certain named affiliates; and

            (v)  all other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Buyer may reasonably request.

          (j)    Within the 45 day period following the first business day in which all conditions to Closing contained in this Agreement (other than those based on acts to be performed at Closing) have been satisfied or waived, Buyer shall have completed its interconnection of the SMATV Systems to Buyer's cable television system; provided, however, any failure by Buyer to interconnect must be beyond Buyer's reasonable control including, but not limited to, any casualty or other loss or damage to the Purchase Assets, lack of access or cooperation by the owners of the Complexes, interference by any Governmental Authority, etc.

        Any condition specified in this Section 5.1 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

        5.2    Conditions to Seller's Obligations.    The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)  The representations and warranties set forth in Article 3 hereof or in any document delivered to Seller pursuant to this Agreement will be true and correct in all material respects as of Closing as though then made and as though the Closing Date was substituted for the date of this Agreement; and

          (b)  On the Closing Date, Buyer will have delivered to Seller all of the following:

              (i)  the Closing Date Payment; and

            (ii)  any Ancillary Agreements, duly executed by Buyer.

ARTICLE VI.
ADDITIONAL COVENANTS

        6.1    Certain Affirmative Covenants of Seller.    Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Seller shall (a) operate the SMATV Systems only in the usual, regular, and ordinary course and in accordance with past practices (including, but not limited to, maintaining appropriate personnel and fulfilling installation requests), (b) maintain the Purchased Assets in good condition and repair, ordinary wear excepted, (c) duly comply with all applicable legal requirements, (d) perform all of its obligations under all the Contracts without default, (e) give to Buyer, and its counsel, accountants, and other representatives, full access during normal business hours to the SMATV Systems, all of the Purchased Assets, Seller's books and records relating to the SMATV Systems and the Purchased Assets, and the System's personnel including but not limited to, access for the purpose of interconnecting the SMATV Systems to Buyer's cable television system, (f) furnish to Buyer and such representatives all such additional documents, financial information, and other information with respect to the SMATV Systems or the Purchased Assets as Buyer may from time to time reasonably request, and (g) use its best efforts to obtain in writing as promptly as possible all approvals, authorizations, and consents required in order to consummate the transactions contemplated hereby and deliver to Buyer copies, satisfactory in form and substance to Buyer, of such approvals, authorizations, and consents; provided, however, that Seller shall not accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, the Contracts that are not acceptable to Buyer.

        6.2    Certain Negative Covenants of Seller.    Except as Buyer may otherwise consent in writing, or as contemplated by this Agreement, between the date of this Agreement and Closing, Seller shall not (a) modify, terminate, renew, suspend, or abrogate any Contract, (b) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties contained in this Agreement not being true and correct when made or at Closing, (c) engage in any marketing, subscriber installation, or collection practices that are inconsistent with such practices of Seller, or (d) implement any increase or decrease in the rates for cable television service or charges for equipment or installation or make any changes in channel lineups.

        6.3    Mutual Assistance.    Subsequent to Closing, Seller and Buyer shall at their own expense assist each other in preparation of their respective Tax returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensues as a result of the filing thereof, to the extent that such assistance is reasonably requested.

        6.4    Press Release and Announcements.    No press releases related to this Agreement and the transactions contemplated herein, or other announcements to Seller's employees, customers and suppliers will be issued without the joint approval of Buyer and Seller. Buyer and Seller may cooperate to prepare a joint press release to be issued on or following the Closing Date.

        6.5    Further Transfers.    Subsequent to Closing, Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets. Seller will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets.

        6.6    Confidentiality.    If the transactions contemplated by this Agreement are not consummated, Buyer will maintain the confidentiality of all information and materials reasonably designated by Seller as confidential, and Buyer will return, or destroy and certify the destruction of, all materials (and all copies of such materials) received in connection with this Agreement and the transactions contemplated hereby. If the transactions contemplated by this Agreement are consummated, Seller will maintain the confidentiality of all information and materials relating to the SMATV Systems (including all customer lists), except as necessary to file tax returns and other reports to governmental agencies. Whether or not the transactions contemplated hereby are consummated, Seller will maintain the confidentiality of all information and materials regarding Buyer and its affiliates designated as confidential by Buyer.

        6.7    Bulk Transfer Laws.    Seller agrees to indemnify and hold harmless Buyer against any claims or demands asserted against Buyer by any creditor of Seller in connection with any liabilities and obligations of Seller other than those assumed by Buyer under this Agreement, and any costs and expenses reasonably incurred by Buyer in defending against such claims or demands. Seller shall be given prompt notice of any such claims or demands, upon Buyer's learning of the same.

        6.8    Transfer Taxes.    All sales, use, transfer, and similar Taxes, fees, and assessments arising from or payable in connection with the transfer of the Purchased Assets or by reason of the transactions contemplated by this Agreement shall be the liability of and for the account of Seller.

        6.9    Transitional Services; Removal of Equipment.    Seller shall provide to Buyer, upon written request and at the cost of Buyer (not to exceed the actual cost to Seller of providing such services), subscriber billing and/or other transitional services (the "Transitional Services") in connection with the SMATV Systems, which may include Buyer's use of the Headend Equipment, for a period not to exceed 30 days following the Closing. Buyer shall notify Seller in writing at least 10 days prior to the Closing as to what, if any, Transitional Services it will require from Seller. Seller shall remove the Headend Equipment from the Complexes, and all DirectTV set top receivers/converters from its customers at the Complexes, at its expense, promptly upon notice from Buyer. Buyer shall provide Seller with access to the Complexes during normal business hours to remove such equipment.

ARTICLE VII.
TERMINATION AND DEFAULT

        7.1    Termination Events.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          7.1.1    at any time, by the mutual written agreement of Buyer and Seller;

          7.1.2    by either Buyer or Seller, upon written notice to the other, at any time, if the other is in breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations herein are not true and accurate when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or failure is not cured within 30 days of receipt of notice that such breach, default or failure exists or has occurred;

          7.1.3    by either Buyer or Seller upon written notice to the other, if Closing shall not have occurred on or before the Outside Closing Date for any reason other than a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

          7.1.4    as otherwise provided herein.

        7.2    Effect of Termination.

          7.2.1    Buyer's Remedies.    If both (i) this Agreement is terminated by Buyer pursuant to Sections 7.1.2 or 7.1.3, and (ii) Seller is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Buyer is not in breach in any material respect of any of its representations and warranties or covenants made herein), then Buyer shall have the right to seek specific performance and/or money damages from Seller for any losses or damages incurred by Buyer.

          7.2.2    Seller's Remedies.    If both (i) this Agreement is terminated by Seller pursuant to Sections 7.1.2 or 7.1.3, and (ii) Buyer is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Seller is not in breach in any material respect of any of its representations and warranties or covenants made herein), then Seller shall have the right to seek money damages from Buyer for any losses or damages incurred by Seller.

ARTICLE VIII.
NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        8.1    Nature of Statements.    All statements contained in this Agreement or any Schedule or Exhibit hereto shall be deemed representations and warranties of the Party executing or delivering the same.

        8.2    Survival of Representations and Warranties.    All representations and warranties made hereunder or pursuant hereto or any Schedule or Exhibit hereto or in connection with the transactions contemplated hereby and thereby shall not terminate but shall survive Closing and continue in effect thereafter until the first anniversary of the Closing Date, except for those representations and warranties contained in Sections 4.1, 4.2 and 4.3, which shall survive indefinitely, and those representations and warranties contained in Sections 4.9 and 4.11, which shall survive for a period ending 30 days after the expiration of the statutory period of limitations applicable to third party claims with respect to the matters that are the subject of the representations set forth in such Sections. Notwithstanding the foregoing, those representations and warranties for which a specific claim has been asserted prior to expiration of the survival period shall, with respect to any such specific claim, continue until such claim in finally resolved. The covenants of Buyer and Seller shall survive indefinitely.

ARTICLE IX.
INDEMNIFICATION

        9.1    Indemnification by Seller.    Seller agrees to indemnify and hold harmless Buyer and its successors and assigns, together with any of their officers, directors, partners, agents and employees, from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of (a) any breach or default in the performance by the Seller of any covenant or agreement of the Seller contained in this Agreement, (b) any breach of warranty or inaccurate or erroneous representation made by the Seller herein, in any Schedule delivered to the Buyer pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto (subject to all terms and provisions of Section 8.2 herein), (c) any claim made against the Buyer in respect of any of the Excluded Liabilities, and (d) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing.

        9.2    Indemnification by Buyer.    Buyer agrees to indemnify and hold harmless Seller and its successors and assigns, together with any of their officers, directors, and shareholders, from and against any Losses which are caused by or arise out of (a) any breach or default in the performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement, (b) any breach of warranty or inaccurate or erroneous representation made by the Buyer herein or in any certificate or other instrument delivered by or on behalf of the Buyer pursuant hereto (subject to all terms and provisions of Section 8.2 herein), (c) any claim made against the Seller in respect of the Assumed Obligations and Liabilities, (d) Buyer's use of the Headend Equipment (including damage to the Headend Equipment in connection with such use, but not including ordinary wear and tear) after the Closing, and (e) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing.

        9.3    Third Party Claims.    If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at this or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within 10 business days after delivery of the indemnified party's notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (x) to participate in the defense thereof and be represented, at his or its own expenses, by advisory counsel selected by it, and (y) to approve any settlement if the indemnified party's interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

        9.4    Exclusive Remedy.    Except with respect to claims based on fraud or intentional misrepresentation or knowing breach of this Agreement or claims for equitable relief, the enforcement of the indemnification agreement contained in this Article IX shall be, after the Closing Date, the exclusive remedy of the parties.

ARTICLE X.
MISCELLANEOUS

        10.1    Expenses.    Each Party will pay all of its expenses, including attorney's fees incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

        10.2    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, transmitted by facsimile (with telephonic confirmation of receipt) or mailed by first class mail, return receipt requested. Notices, demands and communications to Seller and Buyer will, unless another address is specified in writing, be sent to the addresses indicated below:

    Seller:

    Cable Concepts, Inc. d/b/a Direct Digital Communications
    10012 Norwalk Boulevard
    Suite 150
    Santa Fe Springs, CA 90670
    Attention: Mr. Gary Langendoen
    Facsimile: 562-941-3416

    Buyer:

    Time Warner Cable
    290 Harbor Drive
    Stamford, CT 06902-6732
    Attention: Ms. Bonnie Blecha
    Facsimile: 203-328-0691

    and

    Legal Department
    Time Warner Cable
    290 Harbor Drive
    Stamford, CT 06902-6732
    Attention: Todd Brecher, Esq.
    Facsimile: 203-328-4804

    With a copy (which will not constitute notice) to:

    Holland & Hart LLP
    555 Seventeenth Street
    Suite 3200
    P.O. Box 8749 (80201)
    Denver, CO 80202
    Attention: Stephen P. Villano, Esq.
    Facsimile: 303-295-8261

        10.3    Entire Agreement; Amendment.    This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties and supersede all prior discussions, negotiations and understanding relating to the subject matter hereof, whether written or oral. This Agreement shall not be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the Parties hereto.

        10.4    Benefit; Assignability.    This Agreement shall be enforceable by, and shall inure to the benefit of, the Parties to this Agreement and their respective successors and assigns, provided, however, that no Party may assign its rights or obligations under this Agreement without the consent of the other Party.

        10.5    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        10.6    Captions.    The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        10.7    Counterparts.    This Agreement and any Ancillary Agreements may be executed by facsimile and in one or more counterparts all of which taken together will constitute one and the same instrument.

        10.8    Governing Law.    The laws of the State of New York govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

        10.9    Tax Treatment.    It is expressly understood and agreed that Buyer and Seller, or their respective officers, agents, accountants and attorneys have not made any warranty or agreement, express or implied, as to the Tax consequences of this transaction or the Tax consequences of any transaction pursuant to or arising out of this Agreement.

        10.10    Non-Exclusivity.    Except as provided in Section 8.4, the rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

* * * * * *

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SELLER:
CABLE CONCEPTS, INC., d/b/a DIRECT DIGITAL COMMUNICATIONS

By:

Its:

Date:

BUYER:
TIME WARNER ENTERTAINMENT COMPANY, L.P., through its Time Warner Cable Division

By:
Name: Bonnie J. Blecha Title: Vice President

EXHIBITS

Exhibit A	Bill of Sale and Assignment
Exhibit B	Non-competition Covenant

SCHEDULES

Schedule 2.1(a)	Equipment
Schedule 2.1(b)	Contracts
Schedule 2.2	Excluded Assets
Schedule 4.1	Authority of Seller
Schedule 4.4	Conflicts
Schedule 4.5	Litigation
Schedule 4.6	Compliance with Laws
Schedule 4.8	Consents and Approvals
Schedule 4.11	Taxes
Schedule 4.12	Contract Defaults
Schedule 4.13	SMATV Systems Information

QuickLinks

ASSET PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. ACQUISITION OF ASSETS
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V. CONDITIONS TO CLOSING
ARTICLE VI. ADDITIONAL COVENANTS
ARTICLE VII. TERMINATION AND DEFAULT
ARTICLE VIII. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE IX. INDEMNIFICATION
ARTICLE X. MISCELLANEOUS
EXHIBITS
SCHEDULES